EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2011, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2010 of Compass Diversified Holdings, which are incorporated by reference in this Registration Statement and Prospectus, as amended. We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

GRANT THORNTON LLP

New York, New York

December 7, 2011